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                                                                   Exhibit (99a)



                [FIRST UNION REAL ESTATE INVESTMENTS LETTERHEAD]

AT THE COMPANY
Thomas T. Kmiecik
Senior Vice President and Treasurer
(216) 781-4030




FOR IMMEDIATE RELEASE


                       FIRST UNION'S BOARD TERMINATES CEO

CLEVELAND, OHIO, MAY 18, 1998 -- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) announced today that its Board of Trustees has terminated the employment of James C. Mastandrea. Prior to his termination, Mr. Mastandrea had been Chairman of the Board, Chief Executive Officer, and President of the Trust. Steven M. Edelman, Executive Vice President and Chief Financial Officer, has been appointed as interim Chief Executive Officer until a permanent replacement is found.

Russell R. Gifford, Chairman of the Independent Special Committee of First Union's Board of Trustees, said, "Over the years, Jim has made a substantial contribution to the Trust. He has upgraded the Trust's portfolio through the re-development of existing properties, acquisitions, and the sale of underperforming properties. Among other things, Jim was responsible for the Marathon acquisition, which was the largest and most profitable acquisition in the Trust's history.

"Proposed tax legislation, which would eliminate the favorable tax status of the stapled-stock and paired-share REITs such as First Union, and the proxy contest with Gotham have, however, profoundly changed the future for the Trust," Mr. Gifford said. "We were unable to access the capital markets in the spring, which curtailed Jim's plans for further investment and growth, particularly in the parking business."

Mr. Gifford continued, "The character of our shareholders has also changed dramatically. Our largest shareholders now include Gotham Partners, Apollo Real Estate Investments, Franklin Mutual Advisors, Inc., Cerberus Partners, and their affiliates, and we suspect that a large portion of our other shareholders are like-minded investors who have followed Gotham into First Union shares. Gotham has gone so far as to initiate a proxy contest to take control of the Trust's Board of Trustees at tomorrow's Annual Meeting. Whether or not Gotham succeeds in the proxy contest, we believe that it is in the best interests of the Trust and its shareholders for Jim to step down in order to facilitate the appointment of a new Chief Executive Officer who is more acceptable to our shareholder base."

First Union Real Estate Investments is a real estate investment trust (REIT) headquartered in Cleveland, Ohio, and traded on the NYSE.